Rule 424(b)(3)
SEC File No. 333-104603

         Prospectus Supplement Dated November 25, 2003
(To Prospectus dated November 5, 2003)

COMPASS MINERALS INTERNATIONAL, INC.
(formerly known as Salt Holdings Corporation)
Offer to Exchange

$123,500,000 aggregate principal amount at maturity of its 12 3/4% Series B Senior Discount Notes due 2012, which have been registered under the Securities Act, for any and all of its outstanding 12 3/4% Series A Senior Discount Notes due 2012.

        The purpose of this prospectus supplement, dated November 25, 2003, is to supplement and update certain information set forth in the prospectus (the "Prospectus"), dated November 5, 2003, of Compass Minerals International, Inc., formerly known as Salt Holdings Corporation (the "Company"). This prospectus supplement is part of, and should be read in conjunction with, the Prospectus.

        On November 5, 2003, the Company announced the change of its name to Compass Minerals International, Inc. and the filing of a registration statement on Form S-1 (No. 333-110250) (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") in connection with the initial public offering of its common stock, par value $0.01, by selling stockholders of the Company.

        On November 24, 2003, the Company filed amendment no. 1 to the Registration Statement with the SEC, which sets forth the following:

  •
  all of the shares in the initial public offering are being sold by stockholders of the Company and the Company will not receive any proceeds from the sale of the shares;

  •
  the Company currently estimates that the initial public offering price per share will be between $13.00 and $15.00 per share;

  •
  it is anticipated that Apollo and IMC Global will each sell approximately one-half of their beneficial holdings of the Company's common stock, which will reduce Apollo's beneficial ownership of the Company's common stock from 87.73% to 49.50% (or 44.15% if the underwriters' over-allotment option is exercised in full) and reduce IMC Global's beneficial ownership of the Company's common stock from 5.76% to 3.28% (or 2.90% if the underwriters' over-allotment option is exercised in full);

  •
  it is anticipated that certain members of management, including the president and chief executive officer, will be selling up to 10% of their holdings of the Company's common stock in the initial public offering; and

  •
  there will be no change in the Company's management in connection with the initial public offering.

        The size and the terms of the initial public offering of the Company's common stock, as well as the remaining beneficial ownership of the Company by Apollo and IMC Global, Inc. upon consummation of the initial public offering, are subject to change based on market conditions. There can be no assurance that the initial public offering will be consummated on these terms or at all.

        As a result of its significant beneficial ownership of the Company's common stock, Apollo will remain a controlling person upon the consummation of the initial public offering. Furthermore, no change of control provision in any bank or loan agreement of the Company, including the indenture governing the notes, will be triggered as a result of the initial public offering. Prior to the consummation of the initial public offering, the Company intends to execute a stockholders' rights plan and amend and restate it's certificate of incorporation and by-laws to include provisions which may impede or discourage a takeover of the Company.

        NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL OR STATE AGENCY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        For more information regarding the Company and the initial public offering, the registration statement on Form S-1 is available to the public at the SEC's website at http://www.sec.gov.

The date of this prospectus supplement is November 25, 2003.